Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zhone Technologies, Inc.:

We consent to the use of our report dated March 15, 2012, with respect to the consolidated balance sheets of Zhone Technologies, Inc and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

March 15, 2012